Royal Bank of Canada	Free Writing Prospectus dated August 14, 2023 Relating to Preliminary Pricing Supplement MSELN552-SPX, dated August 14, 2023; Registration Statement No. 333-259205; Filed pursuant to Rule 433
Bear Market PLUS Based on the Performance of the
S&P 500® Index due March 5, 2024
Principal at Risk Securities
This document provides a summary of the terms of the Bear Market PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, the prospectus supplement and the prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.
Summary Terms
Issuer:	Royal Bank of Canada
Underlying index:	S&P 500® Index (“SPX”)
Stated principal amount:	$1,000 per Bear Market PLUS
Issue price:	$1,000 per Bear Market PLUS
Pricing date:	August 31, 2023
Issue date:	September 6, 2023 (3 business days after the pricing date)
Valuation date:	February 29, 2024, subject to adjustment for non-trading days and certain market disruption events
Maturity date:	March 5, 2024
Payment at maturity per Bear Market PLUS[1]:
If the final index level is less than the initial index level,
$1,000 + $1,000 × leverage factor × bearish underlying index return
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index level is greater than or equal to the initial index level,
$1,000 + $1,000 × bearish underlying index return
Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000, but will not be less than $0. You will lose some or all of the principal amount if the final index level is greater than the initial index level.

Bearish underlying index return:	(initial index level – final index level) / initial index level
Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Leverage factor:	300%
Maximum payment at maturity:	$1,365 per Bear Market PLUS (136.50% of the stated principal amount)
CUSIP/ISIN:	78016NUU9 / US78016NUU98
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000114036123039574/brhc20057365_fwp.htm
Hypothetical Payout at Maturity1

The Underlying Index
The Bear Market PLUS
$1,365
Maximum Payment at Maturity
$1,000
Stated Principal
Amount
Bear Market
PLUS Zone
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Bear Market PLUS
-100%
-80%
-60%
-40%
-20%
-12.17%
0%
20%
40%
60%
80%
100%
Percentage Change in Final Index Value

Change in Underlying Index	Return on Bear Market PLUS
+110.00%	-100.00%
+100.00%	-100.00%
+75.00%	-75.00%
+50.00%	-50.00%
+30.00%	-30.00%
+10.00%	-10.00%
+5.00%	-5.00%
+2.00%	-2.00%
0.00%	0.00%
-2.00%	6.00%
-5.00%	15.00%
-10.00%	30.00%
-12.167%	36.50%
-25.00%	36.50%
-40.00%	36.50%

Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.

1 All payments are subject to our credit risk

Royal Bank of Canada	Free Writing Prospectus dated August 14, 2023 Relating to Preliminary Pricing Supplement MSELN552-SPX, dated August 14, 2023; Registration Statement No. 333-259205; Filed pursuant to Rule 433

Underlying Index
For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to the Terms and Structure of the Bear Market PLUS
•
The Bear Market PLUS offer inverse exposure to the underlying index and do not pay interest or guarantee return of principal. Investors may lose some or all of the principal amount at maturity if the level of the underlying index increases.

•	The appreciation potential of the Bear Market PLUS is limited by the maximum payment at maturity.
•
The Bear Market PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Bear Market PLUS.

•	The amount payable on the Bear Market PLUS is not linked to the level of the underlying index at any time other than the valuation date.
•	Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying index.
•	Significant aspects of the tax treatment of the Bear Market PLUS are uncertain.
Risks Relating to the Initial Estimated Value of the Bear Market PLUS
•	The initial estimated value of the Bear Market PLUS, which is expected to be between $924 and $974 per security, is less than the price to the public.
•	Our initial estimated value of the Bear Market PLUS is an estimate only, calculated at the time the terms of the Bear Market PLUS are set.
Risks Relating to the Secondary Market for the Bear Market PLUS
•	The market price of the Bear Market PLUS will be influenced by many unpredictable factors.
•	The Bear Market PLUS will not be listed on any securities exchange and secondary trading may be limited.
Risks Relating to the Underlying Index
•	Adjustments to the underlying index could adversely affect the value of the Bear Market PLUS.
•	We have no affiliation with the index sponsor and will not be responsible for any actions taken by the index sponsor.
•	Historical levels of the underlying index should not be taken as an indication of its future levels during the term of the Bear Market PLUS.
Risks Relating to Conflicts of Interest
•	Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Bear Market PLUS.
•	Our business activities may create conflicts of interest.
•	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Bear Market PLUS, which may create a conflict of interest.

Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS, and you should consult your tax adviser.